PROSPECTUS Dated November 10, 2004                  Pricing Supplement No. 22 to
PROSPECTUS SUPPLEMENT                      Registration Statement No. 333-117752
Dated November 10, 2004                                   Dated January 14, 2005
                                                                  Rule 424(b)(3)

                                 Morgan Stanley


                           MEDIUM-TERM NOTES, SERIES F
                           Senior Floating Rate Notes

                              --------------------


     We, Morgan Stanley, may not redeem these notes prior to the maturity date. We describe the basic features of this type of note in the section of the accompanying prospectus supplement called "Description of Notes--Floating Rate Notes," subject to and as modified by the provisions described below.

Principal Amount:        $1,750,000,000

Maturity Date:           January 18, 2008

Settlement Date
  (Original Issue
  Date):                 January 20, 2005

Interest Accrual Date:   January 20, 2005

Issue Price:             100%

Interest Payment
  Dates: Each January 18, April 18, July 18 and October 18, beginning April 18, 2005

Interest Payment
  Period:                Quarterly

Base Rate:               LIBOR Telerate

Index Maturity:          Three months

Index Currency:          U.S. dollars

Spread
  (Plus or Minus):       Plus 0.125% per annum

Initial Interest Rate:   Three month LIBOR plus 0.125%; to be determined the
                         second London banking day prior to the Original Issue
                         Date.

Initial Interest Reset
  Date:                  April 18, 2005

Interest Reset Dates:    Each interest payment date

Interest Reset Period:   Quarterly

Interest Determination
  Dates: The second London banking day prior to each interest reset date

Reporting Service:       Telerate (Page 3750)

Book-Entry Note or
  Certificated Note:     Book-entry note

Senior Note or
  Subordinated Note:     Senior note

Calculation Agent:       JPMorgan Chase Bank, N.A. (formerly known as JPMorgan
                         Chase Bank)

Minimum
  Denomination:          $1,000

Specified Currency:      U.S. dollars

Business Day:            New York

CUSIP:                   617446YC7

ISIN:                    US617446YC76

Other Provisions:        See below

        Terms not defined above have the meanings given to such terms in the accompanying prospectus supplement.

                                 MORGAN STANLEY

COMMERZBANK SECURITIES
                              MITSUBISHI SECURITIES
                                                                          WESTLB
LOOP CAPITAL MARKETS, LLC                       THE WILLIAMS CAPITAL GROUP, L.P.



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Delivery and Clearance

     We will deposit the notes with The Depository Trust Company in New York or its custodian. You may hold an interest in the notes through The Depository Trust Company, Euroclear or Clearstream, Luxembourg, directly as a participant of any such system or indirectly through organizations which are participants in such systems. See "Series F Notes and Series F Units Offered on a Global Basis" in the accompanying prospectus supplement.

Supplemental Information Concerning Plan of Distribution

     On January 14, 2005, we agreed to sell to the managers listed in this pricing supplement, and they severally agreed to purchase, the principal amount of Senior Floating Rate Notes set forth opposite their respective names below at a net price of 99.75%, which we refer to as the "purchase price." The purchase price equals the stated issue price of 100% less a combined management and underwriting commission of .25% of the principal amount of the Senior Floating Rate Notes.

                                                      Principal Amount of Senior
                      Name                               Floating Rate Notes
                      ----                           ---------------------------
Morgan Stanley & Co. Incorporated...................        $1,417,500,000
Commerzbank Capital Markets Corp. ..................            87,500,000
Mitsubishi Securities International plc ............            87,500,000
WestLB AG...........................................            87,500,000
Loop Capital Markets L.L.C. ........................            35,000,000
The Williams Capital Group, L.P. ...................            35,000,000
                                                               -----------
     Total..........................................        $1,750,000,000
                                                            ==============


     To the extent any underwriter that is not a U.S.-registered broker-dealer intends to effect sales of notes in the United States, it will do so through one or more U.S.-registered broker-dealers in accordance with the applicable U.S. securities laws and regulations.





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